UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-12
LIONS GATE ENTERTAINMENT CORP.

(Name of Registrant as Specified In Its Charter)
N/A

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LIONS GATE ENTERTAINMENT CORP.

1055 West Hastings Street, Suite 2200 Vancouver, British Columbia V6E 2E9	2700 Colorado Avenue, Suite 200 Santa Monica, California 90404

NOTICE OF SPECIAL MEETING
OF SHAREHOLDERS
To Be Held May 4, 2010

To Our Shareholders:

You are invited to attend the Special Meeting of Shareholders (the “Special Meeting”) of Lions Gate Entertainment Corp. (“Lionsgate”), which will be held at the Four Seasons Hotel, Tudor Stuart Orange Room, 21 Avenue Road, Toronto, Ontario, Canada M5R 2G1, on Tuesday, May 4, 2010, beginning at 10:00 a.m. (Toronto time). At the Special Meeting, shareholders will act on the following matters:

1. To consider and, if thought advisable, approve, ratify and confirm the adoption of the shareholder rights plan adopted by the board of directors of Lionsgate pursuant to the Shareholder Rights Plan Agreement dated as of March 12, 2010 between Lionsgate and CIBC Mellon Trust Company, as rights agent; and

2. To consider and act upon any other matters that may properly be brought before the Special Meeting.

Any action may be taken on the foregoing matters at the Special Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Special Meeting may be adjourned or to which the Special Meeting may be postponed.

Shareholders of record at the close of business on March 23, 2010 are entitled to vote at the meeting or any continuations, adjournments or postponements thereof. It is expected that these materials first will be mailed to shareholders on or about March 26, 2010.

Registered shareholders unable to attend the Special Meeting in person are requested to read the enclosed proxy statement and the proxy card that accompany this notice and to complete, sign, date and deliver the proxy card, together with the power of attorney or other authority, if any, under which it was signed (or a notarially certified copy thereof) to IVS Associates, Inc. (“IVS Associates”), Attn: Lionsgate Proxy Tabulation, 1925 Lovering Avenue, Wilmington, Delaware, 19806, via facsimile at 302-369-8486, or via the Internet at www.ivselection.com/lionsgate. Subject to the discretion of the Chair of the Special Meeting, to be effective, proxies must be received by IVS Associates not later than 10:00 a.m. (Toronto time) on Friday, April 30, 2010 or, if the Special Meeting is adjourned, not later than 48 hours (excluding Saturdays, Sundays and holidays) before the time of the adjourned Special Meeting, or any further adjournment thereof.

If you are not a registered shareholder, please refer to the accompanying proxy statement for information on how to vote your shares.

By Order of Our Board of Directors,
Jon Feltheimer
Chief Executive Officer and Co-Chairman of the Board

Vancouver, British Columbia
March 26, 2010

IMPORTANT:  WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

In accordance with our security procedures, all persons attending the Special Meeting will be required to present picture identification.

SPECIAL MEETING OF SHAREHOLDERS
OF
LIONS GATE ENTERTAINMENT CORP.

PROXY STATEMENT

This proxy statement is part of a solicitation of proxies by the board of directors (the “Board”) and management of Lions Gate Entertainment Corp. (“Lionsgate” or the “Company”) and contains information relating to our special meeting of shareholders (the “Special Meeting”) to be held on Tuesday, May 4, 2010, beginning at 10:00 a.m., local time, at the Four Seasons Hotel, Tudor Stuart Orange Room, 21 Avenue Road, Toronto, Ontario, Canada M5R 2G1, and to any continuations, adjournments or postponements thereof. All dollar figures contained in this proxy statement are U.S. dollars, unless otherwise indicated. The notice of the Special Meeting, this proxy statement and the enclosed proxy card first will be mailed to shareholders on or about March 26, 2010.

ABOUT THE MEETING

What is the purpose of the Special Meeting?

The purpose of the Special Meeting is to seek shareholder approval of the shareholder rights plan (the “Rights Plan”) adopted by the Board pursuant to the shareholder rights plan agreement, dated as of March 12, 2010, between Lionsgate and CIBC Mellon Trust Company, as rights agent (the “Shareholder Rights Plan Agreement”).

Why was the Rights Plan approved by the Board?

On March 1, 2010, an unsolicited offer to purchase up to 13,164,420 of the issued and outstanding common shares of Lionsgate (the “Shares”) at a price of $6.00 per Share in cash was commenced. On March 11, 2010, after careful consideration, including consideration of the unanimous recommendation of the Special Committee of the Board (the “Special Committee”) and consultation with their financial and legal advisors, the Board, by unanimous vote of the directors present, determined that it was in the best interests of Lionsgate, its shareholders and other stakeholders to adopt a shareholder rights plan, and authorized the execution of the Shareholder Rights Plan Agreement.

In response to the Initial Offer (as defined below), the Special Committee considered, with the benefit of advice from its legal and financial advisors, whether it was in the best interests of the Company, its shareholders and other stakeholders to adopt a shareholders rights plan. The Special Committee unanimously determined that it was in the best interests of the Company, its shareholders and other stakeholders to do so to limit the potential adverse impact of an accumulation of a significant interest in the Shares that was effected through a creeping bid, a partial bid or other means that resulted in coercive or unfair attempts to take over the Company without affording all shareholders the opportunity to sell all of their Shares for fair value. After careful consideration, including the unanimous recommendation of the Special Committee and consultation with their financial and legal advisors, the Board, by unanimous recommendation of the directors present, made a similar determination and authorized the execution of the Shareholder Rights Plan Agreement and the issuance of the Rights (as defined below). Those recommendations of the Special Committee and the Board have not changed as a result of the amendment of the offer by the Icahn Group. The Rights Plan that has been adopted by the Company does not prevent control transactions but rather encourages potential acquirors of effective control to make take-over bids by means of a Permitted Bid (as defined below) or to approach the Board to negotiate another form of transaction that treats shareholders equally and fairly and is in the best interests of the Company, its shareholders and other stakeholders.

Please see “Matters to be Acted Upon — Background to the Rights Plan” for a detailed description of the reasons the Board considered in connection with the adoption of the Rights Plan.

Who is entitled to vote at the Special Meeting?

Only shareholders of record of the Company’s common shares (NYSE: LGF) at the close of business on March 23, 2010 (the “Record Date”) are entitled to receive notice of the Special Meeting and to vote the Shares that they held on that date at the Special Meeting, or any continuations, adjournments or postponements of the Special Meeting. Each outstanding Share entitles its holder to cast one vote on each matter to be voted upon. As of the Record Date, 117,951,193 Shares were outstanding and entitled to vote and held by approximately 858 shareholders of record.

Each shareholder has the right to appoint a person or company to represent the shareholder other than the persons designated in the form of proxy.

Who can attend and vote at the Special Meeting?

Only registered shareholders of the Company or the persons they appoint as their proxies are permitted to attend and vote at the Special Meeting. Most shareholders of the Company are “non-registered” shareholders (“Non-Registered Shareholders”) because the Shares they own are not registered in their names but are, instead, registered in the name of the brokerage firm, bank or trust company through which they purchased the shares. Shares beneficially owned by a Non-Registered Shareholder are registered either: (i) in the name of an intermediary (an “Intermediary”) that the Non-Registered Shareholder deals with in respect of the shares of the Company (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered Registered Retirement Savings Plans, Registered Retirement Income Funds, Registered Education Savings Plans and similar plans); or (ii) in the name of a clearing agency (such as The Canadian Depository for Securities Limited or The Depository Trust & Clearing Corporation) of which the Intermediary is a participant. In accordance with applicable securities law requirements, the Company will have distributed copies of the notice of Special Meeting, this proxy statement and the proxy card (collectively, the “Meeting Materials”) to the clearing agencies and Intermediaries for distribution to Non-Registered Shareholders.

Intermediaries are required to forward the Meeting Materials to Non-Registered Shareholders unless a Non-Registered Shareholder has waived the right to receive them. Intermediaries often use service companies to forward the Meeting Materials to Non-Registered Shareholders. Generally, Non-Registered Shareholders who have not waived the right to receive Meeting Materials will either:

(i) be given a voting instruction form which is not signed by the Intermediary and which, when properly completed and signed by the Non-Registered Shareholder and returned to the Intermediary or its service company, will constitute voting instructions (often called a “voting instruction form”) which the Intermediary must follow. Typically, the voting instruction form will consist of a one-page printed form. Sometimes, instead of the one-page pre-printed form, the voting instruction form will consist of a regular printed proxy form accompanied by a page of instructions which contains a removable label with a bar code and other information. In order for the form of proxy to validly constitute a voting instruction form, the Non-Registered Shareholder must remove the label from the instructions and affix it to the form of proxy, properly complete and sign the form of proxy and submit it to the Intermediary or its service company in accordance with the instructions of the Intermediary or its service company; or

(ii) be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted to the number of shares beneficially owned by the Non-Registered Shareholder but which is otherwise not completed by the Intermediary. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Shareholder when submitting the proxy. In this case, the Non-Registered Shareholder who wishes to submit a proxy should properly complete the form of proxy and deposit it with the Company, c/o IVS Associates, Inc., Attn: Lionsgate Proxy Tabulation, 1925 Lovering Avenue, Wilmington, Delaware, 19806, via facsimile at 302-369-8486.

In either case, the purpose of these procedures is to permit Non-Registered Shareholders to direct the voting of the Shares of the Company they beneficially own. Should a Non-Registered Shareholder who receives one of the above forms wish to vote at the Special Meeting in person (or have another person attend and vote on behalf of the Non-Registered Shareholder), the Non-Registered Shareholder should request a legal proxy from their Intermediary. Instructions for obtaining legal proxies may be found on the voting instruction form. If you have any questions about voting your Shares, please call MacKenzie Partners, Inc. at 1-800-322-2885 (Toll-Free) or 212-929-5500 (Collect) or e-mail lionsgate@mackenziepartners.com.

A Non-Registered Shareholder may revoke a voting instruction form or a waiver of the right to receive Meeting Materials and to vote which has been given to an Intermediary at any time by written notice to the Intermediary, provided that an Intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive the Meeting Materials and to vote which is not received by the Intermediary in a timely manner in advance of the Special Meeting.

What constitutes a quorum?

A quorum is necessary to hold a valid meeting of shareholders. The presence at the Special Meeting, in person or by proxy, of two holders of the Shares outstanding on the Record Date who, in the aggregate, hold at least 10% of the issued Shares, will constitute a quorum.

How do I vote at the Special Meeting?

If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. Registered shareholders that are unable to attend the Special Meeting in person are requested to read this proxy statement and accompanying proxy card and to complete, sign and date the proxy card, and to return it, together with the power of attorney or other authority, if any, under which it was signed or a notarially certified copy thereof, to IVS Associates, Inc., Attn: Lionsgate Proxy Tabulation, 1925 Lovering Avenue, Wilmington, Delaware, 19806, via facsimile at 302-369-8486, or via the Internet at www.ivselection.com/lionsgate. Subject to the discretion of the Chair of the Special Meeting, to be effective, proxies must be received by IVS Associates not later than 10:00 a.m. (Toronto time) on Friday, April 30, 2010 or, if the Special Meeting is adjourned, not later than 48 hours (excluding Saturdays, Sundays and holidays) before the time of the adjourned Special Meeting, or any further adjournment thereof.

“Street name” shareholders who wish to vote at the Special Meeting will need to obtain a proxy or voting instruction form from the institution that holds their shares, see Who can attend and vote at the Special Meeting? above.

At the Special Meeting, one or more representatives from IVS Associates, an independent, third-party company, shall be appointed to act as scrutineers. These scrutineers will determine the number of Shares represented at the Special Meeting, the existence of a quorum and the validity of proxies, will count the votes and ballots, if required, and will determine and report the results to us.

If you are a registered shareholder but do not wish to, or cannot, attend the Special Meeting in person, you can appoint someone who will attend the Special Meeting and act as your proxy holder to vote in accordance with your instructions by striking out the printed names of the proposed management nominees on the accompanying proxy card and inserting the name of such other person in the blank space provided therein for that purpose. To vote your Shares, your proxy must attend the Special Meeting. If you do not fill a name in the blank space in the enclosed form of proxy, the persons named in the form of proxy are appointed to act as your proxy holder. Those persons are directors and/or officers of the Company.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote by depositing a duly executed proxy bearing a later date in the manner and within the time described above, see How do I vote at the Special Meeting. You may also revoke a previously deposited proxy (i) by an instrument in writing that is received at the registered office of the Company at any time up to and including May 3, 2010 or, if the Special Meeting is adjourned, the last business day before the day set for the adjourned meeting, or any further adjournment thereof, (ii) by an instrument in writing provided to the Chair of the Special Meeting at the Special Meeting or any adjournment thereof, or (iii) in any other manner permitted by law. The powers of the proxy holders will be suspended if you attend the Special Meeting in person and so request, although attendance at the Special Meeting will not by itself revoke a previously granted proxy.

What is the Board’s recommendation?

The Board recommends you vote FOR the resolution approving the Rights Plan.  The enclosed proxy is solicited on behalf of the Board and management. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board set forth with the description of each item in this proxy statement.

The Board does not know of any other matters that may be brought before the Special Meeting. If any other matter should properly come before the Special Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in accordance with their best judgment.

What vote is required to approve each item?

The Rights Plan Resolution (as defined below) must be approved by a majority of the votes cast by Independent Shareholders (as defined in the Rights Plan) present or represented by proxy at the Special Meeting. Abstentions and broker non-votes will not be counted in determining the number of Shares necessary for approval of any item.

To the Company’s knowledge, as of the date of this proxy statement, all shareholders of the Company are considered Independent Shareholders except those affiliated, associated or acting jointly or in concert with Carl Icahn.

Who pays for the preparation of this proxy statement?

We will pay the cost of preparing, assembling and mailing this proxy statement, notice of the Special Meeting and enclosed proxy card. In addition to the use of mail, our employees and advisors may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies and we may reimburse those persons for their expenses incurred in connection with these activities. We will compensate only independent third-party agents that are not affiliated with us but who solicit proxies. We have retained MacKenzie Partners, Inc., a third-party solicitation firm, to solicit proxies on our behalf and we will pay all costs and expenses associated with retaining MacKenzie Partners, Inc., which are estimated to be up to approximately $250,000.

May I propose actions for consideration at next year’s annual general meeting of shareholders?

Yes. Under U.S. laws, for your proposal to be considered for inclusion in our proxy statement for next year’s annual meeting, we must receive your written proposal no later than April 19, 2010. You should also be aware that your proposal must comply with U.S. Securities and Exchange Commission (the “SEC”) regulations regarding inclusion of shareholder proposals in company-sponsored proxy materials. Shareholder proposals submitted as per the Business Corporations Act (British Columbia) (the “BC Act”) to be presented at the next annual general meeting of shareholders must be received by our Corporate Secretary at our registered office no later than June 12, 2010, and must comply with the requirements of the BC Act.

If the date of the 2010 annual meeting is advanced or delayed by more than 30 days from the date of the 2009 annual meeting, under U.S. laws, shareholder proposals intended to be included in the proxy statement for the 2010 annual meeting must be received by us within a reasonable time before we begin to print and mail the proxy statement for the 2010 annual meeting. Upon any determination that the date of the 2010 annual meeting will be advanced or delayed by more than 30 days from the date of the 2009 annual meeting, we will disclose the change in the earliest practicable Quarterly Report on Form 10-Q.

SEC rules also govern a company’s ability to use discretionary proxy authority with respect to shareholder proposals that were not submitted by the shareholders in time to be included in the proxy statement. In the event a shareholder proposal is not submitted to us prior to July 28, 2010, the proxies solicited by our Board for the 2010 annual meeting of shareholders will confer authority on the proxyholders to vote the shares in accordance with the recommendations of our Board if the proposal is presented at the 2010 annual meeting of shareholders without any discussion of the proposal in the proxy statement for such meeting. If the date of the 2010 annual meeting is advanced or delayed more than 30 days from the date of the 2009 annual meeting, then the shareholder proposal must have been submitted to us within a reasonable time before we mail the proxy statement for the 2010 annual meeting.

Who can I contact if I have questions?

Shareholders who have questions about deciding how to vote should contact their financial, legal or professional advisors. For any queries referencing information in this proxy statement or in respect of voting your Shares, please call MacKenzie Partners, Inc. at 1-800-322-2885 (Toll-Free) or 212-929-5500 (Collect) or e-mail lionsgate@mackenziepartners.com.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to Be Held on May 4, 2010

The notice of the Special Meeting, this proxy statement and the enclosed proxy card will be mailed to shareholders on or about March 26, 2010. The proxy statement will also available in the Investors/Governance Documents section on our website at www.lionsgate.com.

NO PERSON IS AUTHORIZED ON BEHALF OF THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE PROPOSALS TO BE VOTED ON AT THE SPECIAL MEETING, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION AND/OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED, AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

Our registered and head office is located at 1055 West Hastings Street, Suite 2200, Vancouver, British Columbia V6E 2E9, and our telephone number there is (877) 848-3866. Our principal executive offices are located at our head office and at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404, and our telephone number there is (310) 449-9200. Our website is located at www.lionsgate.com. Website addresses referred to in this proxy statement are not intended to function as hyperlinks, and the information contained on our website is not a part of this proxy statement. As used in this proxy statement, unless the context requires otherwise, the terms “we,” “us,” “our” and the “Company” refer to Lions Gate Entertainment Corp. and its subsidiaries.

The date of this proxy statement is March 26, 2010

PRINCIPAL HOLDERS OF SHARES

The following table presents certain information about beneficial ownership of our Shares as of March 23, 2010 by each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our Shares. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and dispositive power with respect to all Shares shown as beneficially owned by them, subject to community property laws, where applicable.

Name of Beneficial Owner(1)	Number of Shares	Percent of Total(2)

Capital Research Global Investors(3)	12,250,000	10.4%
Carl C. Icahn(4)	22,107,571	18.64%
Kornitzer Capital Management, Inc.(5)	9,321,966	7.9%
Mark H. Rachesky, M.D.(6)	23,165,278	19.64%
Steinberg Asset Management, LLC(7)	7,944,950	6.7%

(1)	The addresses for the listed beneficial owners are as follows: Capital Research Global Investors, 333 South Hope Street, Los Angeles, California 90071; Carl C. Icahn, c/o Icahn Associates Corp., 767 Fifth Avenue, Suite 4700, New York, New York 10153; Kornitzer Capital Management, Inc., 5420 West 61st Place, Shawnee Mission, Kansas 66205; Mark A. Rachesky, M.D. c/o MHR Fund Management LLC, 40 West 57th Street, 24th Floor, New York, NY 10019; and Steinberg Asset Management, LLC, 12 East 49th Street, Suite 1202, New York, New York 10017.

(2)	The percentage of total Shares owned by each person (or group of affiliated persons) is calculated by dividing: (1) the number of Shares deemed to be beneficially held by such person (or group of affiliated persons) as of March 23, 2010, as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); by (2) the sum of (A) 117,945,360 which is the number of Shares outstanding as of March 23 2010; plus (B) the number of Shares issuable upon the exercise of options and other derivative securities, if any, exercisable as of March 23, 2010 or within 60 days thereafter, held by such person (or group of affiliated persons).

(3)	The information is based solely on a Schedule 13G/A filed on February 9, 2010 with the SEC by Capital Research Global Investors.

(4)	The number of Shares is based solely on an amended Schedule 13D/A filed on March 19, 2010 with the SEC by Carl C. Icahn. The Shares are held for the account of High River Limited Partnership (“High River”), which directly beneficially owns 4,421,515 Shares, Icahn Partners LP (“Icahn Partners”), which directly beneficially owns 6,536,231 Shares, Icahn Partners Master Fund LP (“Icahn Master”), which directly beneficially owns 7,359,605 Shares, Icahn Partners Master Fund II LP (“Icahn Master II”), which directly beneficially owns 2,749,372 Shares, and Icahn Partners Master Fund III LP (“Icahn Master III”), which directly beneficially owns 1,040,848 Shares. Barberry Corp. (“Barberry”) is the sole member of Hopper Investments LLC (“Hopper”), which is the general partner of High River. Beckton Corp. (“Beckton”) is the sole stockholder of Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), which is the general partner of Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”). Icahn Enterprises Holdings is the sole member of IPH GP LLC (“IPH”), which is the general partner of Icahn Capital LP (“Icahn Capital”). Icahn Capital is the general partner of each of Icahn Onshore LP (“Icahn Onshore”) and Icahn Offshore LP (“Icahn Offshore”). Icahn Onshore is the general partner of Icahn Partners. Icahn Offshore is the general partner of each of Icahn Master, Icahn Master II and Icahn Master III. Each of Barberry and Beckton is 100% owned by Mr. Icahn. As such, Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of High River, Icahn Partners, Icahn Master, Icahn Master II and Icahn Master III. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn may be deemed to indirectly beneficially own the Shares which each of Icahn Partners, Icahn Master, Icahn Master II and Icahn Master III owns.

(5)	The information is based solely on a Schedule 13G/A filed on January 22, 2010 with the SEC by Kornitzer Capital Management, Inc. According to the Schedule 13G/A, Kornitzer Capital Management, Inc. has sole dispositive power over 2,932,918 Shares and shared dispositive power over 9,321,966 Shares.

(6)	The information is based solely on a Form 4 file on September 15, 2009 with the SEC by Mark H. Rachesky, M.D. The Shares are held for the account of MHR Capital Partners Master Account LP (“Master Account”), MHR Capital Partners (100) LP (“Capital Partners (100)”), MHR Institutional Partners II LP (“Institutional Partners II”), MHR Institutional Partners IIA LP (“Institutional Partners IIA”) and MHR Institutional Partners III LP (“Institutional Partners III”). MHR Advisors LLC (“Advisors”) is the general partner of each of Master Account and Capital Partners (100), and, in such capacity, may be deemed to beneficially own the securities held (an aggregate of 2,686,673 Shares) for the accounts of each of Master Account (2,370,023 Shares) and Capital Partners (100) (316,650 Shares). MHR Institutional

Advisors II LLC (“Institutional Advisors II”) is the general partner of each of Institutional Partners II and Institutional Partners IIA, and, in such capacity, may be deemed to beneficially own the securities held (an aggregate of 8,278,176 Shares) for the accounts of each of Institutional Partners II (2,352,223 Shares) and Institutional Partners IIA (5,925,953 Shares). MHR Institutional Advisors III LLC (“Institutional Advisors III”) is the general partner of Institutional Partners III, and, in such capacity, may be deemed to beneficially own the securities held (an aggregate of 12,200,429 Shares) for the account of Institutional Partners III. MHR Fund Management LLC (“Fund Management”) is an affiliate of and has an investment management agreement with Master Account, Capital Partners (100), Institutional Partners II, Institutional Partners IIA and Institutional Partners III, and other affiliated entities, pursuant to which it has the power to vote or direct the vote and to dispose or to direct the disposition of the common shares and, accordingly, Fund Management may be deemed to beneficially own the securities held (an aggregate of 23,165,278 Shares) for the account of each of Master Account (2,370,023 Shares), Capital Partners (100) (316,650 Shares), Institutional Partners II (2,352,223 Shares), Institutional Partners IIA (5,925,953 Shares) and Institutional Partners III (12,200,429 Shares). Dr. Rachesky is the managing member of Advisors, Institutional Advisors II, Institutional Advisors III and Fund Management, and, in such capacity, may be deemed to beneficially own the securities held (an aggregate of 23,165,278 Shares) for the account of each of Master Account (2,370,023 Shares), Capital Partners (100) (316,650 Shares), Institutional Partners II (2,352,223 Shares), Institutional Partners IIA (5,925,953 Shares) and Institutional Partners III (12,200,429 Shares).

(7)	The information is based solely on a Schedule 13G/A, filed on February 16, 2010 with the SEC by Steinberg Asset Management, LLC.

SECURITY OWNERSHIP OF MANAGEMENT

The following table presents certain information about beneficial ownership of our Shares as of March 23, 2010 by (i) each director and executive officer, and (ii) all current directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and dispositive power with respect to all Shares shown as beneficially owned by them, subject to community property laws, where applicable. Except for Shares in brokerage accounts, which may, from time to time (and up to a maximum of 10,000 Shares), together with other securities in the account, serve as collateral for margin loans made in such accounts, no shares reported as beneficially owned have been pledged as security for any loan or indebtedness.

Name of Beneficial Owner(1)	Number of Shares(1)	Percent of Total(2)

Norman Bacal(3)	73,854	*
Steven Beeks(4)	340,227	*
Michael Burns(5)	1,346,280	1.1%
Joseph Drake(6)	540,614	*
Arthur Evrensel	27,512	*
Jon Feltheimer(7)	1,868,532	1.6%
James Keegan	31,700	*
Morley Koffman	44,245	*
Wayne Levin(8)	91,786	*
Harald Ludwig	81,332	*
G. Scott Paterson	239,807	*
Mark H. Rachesky, M.D.(9)	23,165,278	19.64%
Daryl Simm	32,908	*
Hardwick Simmons	54,300	*
Brian V. Tobin	24,584	*
Phyllis Yaffe	0	*
All executive officers and current directors as a group (16 persons)	27,962,959	23.7%

*	Less than 1%

(1)	Pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, amount includes vested restricted share units and restricted share units vesting and options exercisable within 60 days of March 23, 2010 (i.e., May 23, 2010).

(2)	The percentage of total Shares owned by each person (or group of affiliated persons) is calculated by dividing: (1) the number of Shares deemed to be beneficially held by such person (or group of affiliated persons) as of March 23, 2010, as determined in accordance with Rule 13d-3 under the Exchange Act; by (2) the sum of (A) 117,945,360 which is the number of Shares outstanding as of March 23 2010; plus (B) the number of Shares issuable upon the exercise of options and other derivative securities, if any, exercisable as of March 23, 2010 or within 60 days thereafter, held by such person (or group of affiliated persons).

(3)	Includes 50,000 Shares subject to options that are fully exercisable on or before May 23, 2010.

(4)	Includes 212,500 Shares subject to options that are fully exercisable on or before May 23, 2010. Excludes 850,000 cash-based share appreciation rights with an exercise price of $5.45.

(5)	Includes 787,500 Shares subject to options that are fully exercisable on or before May 23, 2010.

(6)	Includes 200,000 Shares subject to options that are fully exercisable on or before May 23, 2010.

(7)	Includes 787,500 Shares subject to options that are fully exercisable on or before May 23, 2010.

(8)	Includes 50,000 restricted share units that will vest on or before May 24, 2010. Excludes 700,000 cash-based share appreciation rights with an exercise price of $5.17.

(9)	The information is based solely on a Form 4 file on September 15, 2009 with the SEC by Mark H. Rachesky, M.D. The Shares are held for the account of Master Account, Capital Partners (100), Institutional Partners II, Institutional Partners IIA and Institutional Partners III. Advisors is the general partner of each of Master Account and Capital Partners (100), and, in such capacity, may be deemed to beneficially own the securities held (an aggregate of 2,686,673 Shares) for the accounts of each of Master Account (2,370,023 Shares) and Capital Partners (100) (316,650 Shares). Institutional Advisors II is the general partner of each of Institutional Partners II and Institutional Partners IIA, and, in such capacity, may be deemed to beneficially own the securities held (an aggregate of 8,278,176 Shares) for the accounts of each of Institutional Partners II (2,352,223 Shares) and Institutional Partners IIA (5,925,953 Shares). Institutional Advisors III is the general partner of Institutional Partners III, and, in such capacity, may be deemed to beneficially own the securities held (an aggregate of 12,200,429 Shares) for the account of Institutional Partners III. Fund Management is an affiliate of and has an investment management agreement with Master Account, Capital Partners (100), Institutional Partners II, Institutional Partners IIA and Institutional Partners III, and other affiliated entities, pursuant to which it has the power to vote or direct the vote and to dispose or to direct the disposition of the Shares and, accordingly, Fund Management may be deemed to beneficially own the securities held (an aggregate of 23,165,278 Shares) for the account of each of Master Account (2,370,023 Shares), Capital Partners (100) (316,650 Shares), Institutional Partners II (2,352,223 Shares), Institutional Partners IIA (5,925,953 Shares) and Institutional Partners III (12,200,429 Shares). Dr. Rachesky is the managing member of Advisors, Institutional Advisors II, Institutional Advisors III and Fund Management, and, in such capacity, may be deemed to beneficially own the securities held (an aggregate of 23,165,278 Shares) for the account of each of Master Account (2,370,023 Shares), Capital Partners (100) (316,650 Shares), Institutional Partners II (2,352,223 Shares), Institutional Partners IIA (5,925,953 Shares) and Institutional Partners III (12,200,429 Shares).

MATTERS TO BE ACTED ON

Approval of Rights Plan Resolution

Shareholders will be asked at the Special Meeting to consider and, if thought advisable, pass a resolution (the “Rights Plan Resolution”) to approve, ratify and confirm the adoption of the Shareholder Rights Plan Agreement dated as of March 12, 2010 between the Company and CIBC Mellon Trust Company.

Background to the Rights Plan

On March 1, 2010, Icahn Partners, a limited partnership governed by the laws of Delaware, Icahn Master, a limited partnership governed by the laws of the Cayman Islands, Icahn Master II, a limited partnership governed by the laws of the Cayman Islands, Icahn Master III, a limited partnership governed by the laws of the Cayman Islands, High River, a limited partnership governed by the laws of Delaware, Icahn Fund S.à.r.l., a limited liability company governed by the laws of Luxembourg, and Daazi Holding B.V., a limited liability company governed by the laws of the Netherlands (together, the “Offeror”), each of which is indirectly controlled by Mr. Carl C. Icahn, commenced an unsolicited offer to purchase up to 13,164,420 Shares for $6.00 per Share in cash (the “Offer Price”) on the terms and subject to the conditions set forth in the Offer to Purchase and Circular, dated March 1, 2010 and the related Letter of Acceptance and Transmittal (the “Initial Offer”).

As a result of Carl C. Icahn’s relationship with the Offeror, Hopper, Barberry, Icahn Onshore, Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton, each of Mr. Icahn, Hopper, Barberry, Icahn Onshore, Icahn Offshore, Icahn Capital LP, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton are deemed to be co-bidders with the Offeror (Mr. Icahn and such entities, together with the Offeror, as applicable, the “Icahn Group”).

In connection with the Initial Offer, the Board determined that the Special Committee (originally formed in February 2009) would continue to be constituted to consider, evaluate, negotiate (if necessary) and make recommendations to the Board in connection with initiatives by the Icahn Group, including the formulation of the Company’s recommendation to be filed on Schedule 14d-9 with respect to the Initial Offer and the corresponding directors’ circular to be delivered to shareholders in Canada (the “Directors’ Circular”), and any other transactions, proposals, expressions of interest or strategic alternatives that may be available to the Company. The Special Committee of independent directors was delegated with authority to engage in negotiations with the Icahn Group. The members of the Special Committee initially consisted of Harald Ludwig and Brian V. Tobin, who were later joined by Morley Koffman and Hardwick Simmons, all independent members of the Board. The Special Committee also engaged independent legal and financial advisors in connection with its consideration of the Initial Offer.

On March 10, 2010, the Special Committee met with its financial and legal advisors as well as the Company’s management and financial and legal advisors. During the meeting, the Special Committee considered and discussed, among other things, presentations from Messrs. Michael Burns, the Company’s Vice Chairman, Jon Feltheimer, the Company’s Chief Executive Officer and Co-Chairman and Wayne Levin, the Company’s Executive Vice President Corporate Operations and General Counsel, regarding their views on the potential implications of the Initial Offer, the adoption of a shareholder rights plan, and other responses and courses of action that might be taken in the context of the Initial Offer. The Special Committee and its advisors also considered and discussed a presentation by Morgan Stanley, the Company’s financial advisor, with respect to, among other things: the potential impact of the Initial Offer on effective control of the Company; factors currently affecting the market price of the Shares and shares of the Company’s peers; the value implications of the current business plan and outlook and strategic initiatives of the Company, (including with respect to the Company’s theatrical segment, television segment, TV Guide Network and EPIX, the Company’s joint venture creating a premium television channel and subscription video-on-demand service); the adequacy of the consideration in the Initial Offer when assessed against a range of relevant metrics, and considerations relevant to the potential adoption of a shareholder rights plan. The Special Committee also considered and discussed a presentation by the Company’s legal advisor with respect to the potential adoption of a shareholder rights plan and the calling of a special meeting of shareholders to confirm such shareholder rights plan. The Special Committee then excused Company’s management and the Company’s advisors and considered and discussed, among other things, a presentation from Perella Weinberg Partners LP (“Perella Weinberg”), the financial advisor to the Special Committee, and focused particularly on Perella Weinberg’s financial analysis of the Offer Price when assessed against a range of relevant metrics. At the conclusion of its presentation, Perella Weinberg orally delivered its opinion to the effect that as of March 10, 2010 and based upon and subject to the matters stated in its opinion, the consideration to be paid in the Initial Offer is inadequate, from a financial point of view, to the shareholders of the Company (other than the Icahn Group and its affiliates). The Special Committee also discussed with its financial and legal advisors the Company’s current business strategy to maximize shareholder value, including with respect to the Company’s theatrical segment, television segment, TV Guide Network and EPIX, as well as the responses and courses of action that might be taken in the context of the Initial Offer, including the adoption of a shareholder rights plan, and its fiduciary duties and the interests of the Company, its shareholders and other stakeholders. Following this discussion, the Special Committee unanimously determined to recommend to the Board that the Board recommend that shareholders reject the Initial Offer and not tender any Shares pursuant to the Initial Offer, and that the Board implement a shareholder rights plan, which would be subject to confirmation by the shareholders at a special meeting of shareholders.

On March 11, 2010, the Board met with its financial and legal advisors as well as the Company’s management and the Special Committee’s financial and legal advisors. The Board considered and discussed, among other things, presentations from Messrs. Burns, Feltheimer and Levin regarding their views on the potential implications of the Initial Offer, the adoption of a shareholder rights plan, and other responses and courses of action that might be taken in the context of the Initial Offer. The Board discussed with management the Company’s business plan and its strategy to maximize shareholder value, including with respect to the Company’s theatrical segment, television segment, TV Guide Network and EPIX. The Board also considered and discussed a presentation by Morgan Stanley, the Company’s financial advisor, with respect to, among other things: the potential impact of the Initial Offer on effective control of the Company; factors currently affecting the market price of the Shares and shares of the Company’s peers; the value implications of the Company’s business plan and outlook and strategic initiatives of the Company; the adequacy of the consideration in the Initial Offer when assessed against a range of relevant metrics; and considerations relevant to the potential adoption of a shareholder rights plan. The Board considered and discussed a presentation from Perella Weinberg, including Perella Weinberg’s financial analysis of the Offer Price when assessed against a range of relevant metrics. Perella Weinberg advised the Board that on March 10, 2010, it had delivered its opinion to the Special Committee, to the effect that, as of March 10, 2010 and based upon and subject to the matters stated in its opinion, the consideration to be paid in the Initial Offer is inadequate, from a financial point of view, to the shareholders (other than the Icahn Group and its affiliates). The Chairman of the Special Committee advised the Board of the determinations and recommendations of the Special Committee with respect to the Initial Offer and the adoption of a shareholder rights plan. The Board considered and discussed with its advisors matters relevant to the adoption of a rights plan, including the mechanics of a plan, events that could trigger a plan, the possible effect of such plan on future transactions and the material terms of the plan that was proposed to be implemented. The Board also considered and discussed with its advisors the calling of a special meeting of shareholders to confirm such shareholder rights plan.

After careful consideration, including a thorough review of the terms and conditions of the Initial Offer by the Special Committee and by the Board, in consultation with their financial and legal advisors, the Board, by unanimous vote of the directors present at a meeting held on March 11, 2010, and upon the unanimous recommendation of the Special Committee, determined that the Initial Offer was financially inadequate and coercive and was not in the best interests of Lionsgate, its shareholders and other stakeholders, and to recommend that shareholders REJECT the Initial Offer and NOT tender their Shares to the Initial Offer. At the March 11, 2010 meeting, the Board, by unanimous vote of the directors present at a meeting, and upon the unanimous recommendation of the Special Committee, also approved the execution of the Shareholder Rights Plan Agreement, the issuance of one share purchase right (a “Right”) per Share payable to shareholders of record at the close of business on March 22, 2010, in accordance with the Rights Plan, and approved convening the Special Meeting to confirm such shareholder rights plan as soon as reasonable practicable after its adoption, on May 4, 2010.

On March 12, 2009 the Board formally announced its recommendation that shareholders REJECT the Initial Offer and NOT tender their Shares, and it set forth detailed reasons for this recommendation in its Schedule 14D-9 and in its Directors’ Circular, each dated March 12, 2009. The reasons for the Board’s recommendation that shareholders REJECT the Initial Offer and NOT tender their Shares included, among other reasons, the following:

•	The Initial Offer did not reflect the full value of the Shares.

•	The Initial Offer was financially inadequate.

•	As the owner of 29.9% of the Company’s outstanding Shares, the Icahn Group would likely have had the power to effectively veto certain significant transactions and other matters requiring approval by a special resolution of shareholders.

•	The purchase price offered by the Icahn Group represented an effort by the Icahn Group to acquire control of Lionsgate without paying a control premium.

•	The acquisition by the Icahn Group of 29.9% of the outstanding Shares would have constituted an event of default under the Company’s credit facilities.

•	Risks associated with the Icahn Group’s relative lack of industry experience.

•	The Initial Offer was structurally coercive.

•	The Initial Offer was highly conditional.

•	All of Lionsgate’s directors and executive officers had informed Lionsgate that they did not currently intend to tender their Shares into the Initial Offer.

A complete summary of the reasons for the Board’s recommendation can be found in the recommendation filed on Schedule 14D-9 and the Directors’ Circular, each dated March 12, 2010.

Subsequent to the adoption of the Rights Plan and the Board’s recommendation to reject the Initial Offer, the Offeror amended the Offer to, among other things, purchase up to all of the issued and outstanding Shares, though at the same price of $6.00 per Share in cash (the “Amended Offer”).

On March 22, 2010, the Special Committee met with its financial and legal advisors as well as the Company’s management and financial and legal advisors. During the meeting, the Special Committee considered and discussed, among other things, presentations from Messrs. Burns, Feltheimer and Levin regarding management’s views on the Amended Offer, the likely reaction of shareholders to the Amended Offer, and the other business and strategic initiatives that are being pursued by the Company. The Special Committee also discussed with its legal advisors the terms of the Amended Offer, including the absence of a subsequent offering period and the Icahn Group’s ability to waive the minimum tender condition, the applicability of the Rights Plan to the Amended Offer, and further proceedings regarding the Rights Plan, including the upcoming Special Meeting. The Special Committee discussed with its and the Company’s advisors potential responses to the Amended Offer. The Special Committee and its advisors also considered and discussed a presentation by Morgan Stanley with respect to, among other things: the absence of any change to the per share Offer Price; market perspectives on the Amended Offer, including the inadequacy of the Offer Price; factors currently affecting the market price of the Shares, including the current business plan and strategic initiatives of the Company, and the industry generally. After excusing the Company’s management and the Company’s advisors, the Special Committee considered and discussed, among other things, a presentation from Perella Weinberg regarding the Amended Offer and Perella Weinberg’s financial analysis of the Amended Offer. The Special Committee also took note of the opinion that it had received from Perella Weinberg on March 10, 2010 regarding the inadequacy, from a financial point of view, of the Initial Offer and the fact that the Icahn Group had not increased the Offer Price from the per share price in the Initial Offer. Following discussion, the Special Committee unanimously determined that the Amended Offer remained inadequate, from a financial point of view, and to recommend to the Board that the Board recommend that shareholders reject the Amended Offer and not tender any Shares pursuant to the Amended Offer.

Later on March 22, 2010, the Board met with its financial and legal advisors as well as the Company’s management and the Special Committee’s financial and legal advisors. The Board discussed with its and the Special Committee’s legal advisors the terms of the Amended Offer, including the absence of a subsequent offering period and the Icahn Group’s ability to waive the minimum tender condition, the applicability of the Rights Plan to the Amended Offer, and further proceedings regarding the Rights Plan, including the upcoming Special Meeting. The Board also considered and discussed, among other things, presentations from Messrs. Burns, Feltheimer and Levin regarding management’s views on the Amended Offer, the likely reaction of shareholders to the Amended Offer, and the other business and strategic initiatives that are being pursued by the Company. The Board also considered and discussed a presentation by Morgan Stanley with respect to, among other things: the absence of any change to the per share Offer Price; market perspectives on the Amended Offer, including the inadequacy of the Offer Price; factors currently affecting the market price of the Shares, including the current business plan and strategic initiatives of the Company, and the industry generally. The Board considered and discussed a presentation from Perella Weinberg regarding the Amended Offer, including Perella Weinberg’s financial analysis of the Amended Offer. The Chairman of the Special Committee also advised the Board of the determinations and recommendations of the Special Committee with respect to the Amended Offer. After completion of these presentations, the Board engaged in a broad discussion of potential responses to the Amended Offer, the Company’s current business and strategic initiatives and other strategic alternatives.

After careful consideration, including a thorough review of the terms and conditions of the Amended Offer by the Special Committee and by the Board, in consultation with their financial and legal advisors, the Board, by unanimous vote of the directors present at a meeting held on March 22, 2010, and upon the unanimous recommendation of the Special Committee, determined that the Amended Offer remained financially inadequate and coercive and was not in the best interests of Lionsgate, its shareholders and other stakeholders, and to recommend that shareholders REJECT the Amended Offer and NOT tender their Shares to the Amended Offer.

The Board formally announced its recommendation that shareholders REJECT the Amended Offer and NOT tender their Shares, and it set forth detailed reasons for this recommendation in its Schedule 14D-9 Amendment No. 1 and in notice of change to its Directors’ Circular, each dated March 22, 2010. The reasons for the Board’s recommendation that shareholders REJECT the Amended Offer and NOT tender their Shares included many of the same reasons that had been the basis for its recommendation to reject the Initial Offer, including:

•	The Amended Offer does not reflect the full value of the Shares. The $6.00 per Share price offered by the Offeror does not reflect significant value that senior management, under the direction of the Board, has built over the past 10 years and the significant additional value that the Board and senior management believe would result from the continued implementation of Lionsgate’s business plan. Among other things:

•	Lionsgate has created one of the only motion picture businesses with a significant presence in the action, horror, African-American, independent and prestige segments of the market. Lionsgate’s theatrical business acquires, produces and releases approximately 12 to 15 films per year under a disciplined financial model. In addition, Lionsgate has been successful in releasing highly regarded hits such as the Academy Award® winning films Crash and Precious, and in creating long-term, valuable franchises such as the Tyler Perry and Saw franchises. Lionsgate’s film business has achieved profitability of approximately 70% of its theatrical releases over the past 10 years, one of the highest success rates in the industry.

•	Through a series of successful acquisitions and additions from recent television and theatrical productions, Lionsgate has built a premier 12,000-title library that has generated an average of $267 million in annual revenue over the past three years.

•	Lionsgate has diversified its business through a combination of organic growth and acquisitions, including acquisitions in television programming. The television programming business has achieved an approximately 40% compounded annual growth rate over the past 11 years. Lionsgate has been focused on financial discipline in developing new television product. The television programming business has been led by such hit shows as “Mad Men,” “Weeds” and “Nurse Jackie,” which have achieved critical acclaim, dedicated fan bases and economic success.

The Board and senior management believe that the significant additional value that would result from the continued implementation of Lionsgate’s business plan, and the inadequacy of the Offer, is supported by the views of analysts. The average price target of Wall Street analysts for the Shares as of March 22, 2010, is at a 46.3% premium to the $6.00 per share offer price (as indicated in the chart below).

ANALYST TARGETS

AS OF MARCH 22, 2010

Source  Bloomberg

(1)	Long-term price target

•	The Amended Offer is financially inadequate. In connection with its review of the Offeror’s original Offer made on March 1, 2010, the Special Committee received, and the Board considered the analysis of, a written opinion dated March 10, 2010 from Perella Weinberg to the effect that as of such date and based upon and subject to the matters stated in its opinion, the consideration to be paid in the Initial Offer is inadequate, from a financial point of view, to the shareholders (other than the Icahn Group and its affiliates). A copy of the opinion dated March 10, 2010 of Perella Weinberg to the Special Committee with respect to the original Offer was previously attached as Appendix “B” to the Schedule 14D-9 and Directors’ Circular dated March 12, 2010. Shareholders are urged to read the opinion carefully and in its entirety for a description of the procedures followed, matters considered and limitations on the use thereof and the review undertaken in connection therewith. The opinion does not constitute a recommendation to Lionsgate shareholders as to whether they should tender their Shares pursuant to the Amended Offer. The Special Committee and the Board noted, among other things, that the per-share Offer Price in the Amended Offer is the same as it was for the Initial Offer and, based in part on presentations by Perella Weinberg and Morgan Stanley as to the Amended Offer and the March 10, 2010 Perella Weinberg opinion, determined that the Offer Price continues to be inadequate, from a financial point of view, to the shareholders (other than the Icahn Group and its affiliates).

•	The Icahn Group is seeking complete control over the Company. In the Offer, Mr. Icahn, on behalf of the Offeror, stated that it is making the Amended Offer in part because “Lions Gate’s latest actions convince me that the current management and board will never allow shareholders to make their own determination on this extremely important decision,” referring to the decision to purchase a film library. In connection with the Amended Offer, Mr. Icahn stated on March 19, 2010, on behalf of the Offeror, that “Due to management’s recent actions, I am now convinced that Lions Gate’s shareholders will never have the right to make important decisions.” However, despite this rhetoric of shareholder choice, if the Icahn Group gains control, it would be able to impose its views on the other shareholders — by, among other things fundamentally changing Lionsgate’s strategy to reflect that of the Icahn Group, replacing the Board, and potentially replacing top management with individuals sharing the Icahn Group’s views — thus minimizing, not enhancing, the potential for choice and influence by Lionsgate’s other shareholders relating to the Company and its future. Even if the Icahn Group waives its minimum condition and has less than a majority interest in Lionsgate, its increased ownership would still result in the Icahn Group exerting considerable influence over Lionsgate’s affairs and, in some circumstances, exerting negative control over Lionsgate. As noted in a news release issued by Moody’s Investor Services on March 16, 2010, the potential ownership of 29.9% of the Shares outstanding by the Icahn Group “would also provide Mr. Icahn with effective control given the size of the stake and the largest shareholder position, and therefore significant influence to either move the company in a direction that may be harmful to debt investors or potential veto capability over certain significant transactions and other matters requiring approval by a special resolution of shareholders.”

By setting the expiration date of the Amended Offer four days before the scheduled date for the Special Meeting, the Icahn Group also is attempting to pre-empt the right of shareholders to choose to confirm the Rights Plan in order to protect themselves against coercive acquisition strategies.

Furthermore, the Icahn Group has not articulated a clear strategy or vision for Lionsgate, other than the general statement that it would prefer to “pursue a strategy aimed more at the consolidation of film and television distributors, as opposed to the acquisition of library assets.” The Board and management of Lionsgate, on the other hand, have continued to pursue its growth strategy to build Lionsgate, including by actively exploring several strategic acquisitions in both the distributor and library spaces for an extended period of time (which pre-dates the Initial Offer) that they believe could create significant value for shareholders. Based on Mr. Icahn’s statements, the Board believes that the Icahn Group will seek to undermine Lionsgate’s growth strategy by impeding its ability to pursue strategic acquisitions and other significant transactions.

•	The purchase price offered by the Icahn Group represents an effort by the Icahn Group to acquire control of Lionsgate without paying a control premium. As noted above, if the Amended Offer is successfully completed, the Icahn Group would acquire control over the decisions of the Company, including the ability to elect all of the directors of the Company. However, the Icahn Group is not offering shareholders an appropriate premium for such control.

The Board believes that the premium represented by the Amended Offer is insufficient for the acquisition of control of Lionsgate. The Offer Price of $6.00 per Share represents a premium of only 14.7% to the previous day’s closing price, 15.4% over the unaffected 20-day value-weighted average price of the Shares (“VWAP”) of $5.20, and a premium of only 8.7% to the one-year VWAP of $5.52 per Share, in each case, calculated based on a price or VWAP of the Shares prior to the announcement of the Icahn Group’s intention to make the Initial Offer on February 16, 2010.

A comparison of the Offer Price of $6.00 per Share to average takeover bid premiums in the U.S. market illustrates that the Amended Offer provides for a substantially below-market premium for control of Lionsgate. For example, The Walt Disney Company’s acquisition of Marvel Entertainment, Inc., a transaction involving a change of control in late 2009, had a one-day announced premium of 29.4%, significantly higher than the 14.7% premium being offered by the Offeror (based on the $6.00 per Share price). As shown in the chart below, the average 1-day announced premium in transactions from January 1, 2008 to February 16, 2010 (the date the Offeror commenced the Initial Offer) involving a change of control was 39.8%, compared to the premium being offered by the Offeror. Moreover, the premium offered by the Offeror is also less than the 41.7% average one-day announced premium in transactions from January 1, 2009 to February 16, 2010 involving a change of control. Further, the Offer Price of $6.00 per Share represents a premium of only 0.5% to Lionsgate’s closing price on March 18, 2010 of $5.97, the last trading date immediately preceding the Icahn Group’s announcement of the Amended Offer, which date, the Board believes, reflects the updated trading price of the Shares following Lionsgate’s rejection of the Icahn Group’s original Offer and the Board’s adoption of the Rights Plan.

ANNOUNCED ONE-DAY PREMIUMS IN U.S. (1)

Source  Thomson

(1)	Premiums based on all cash deals with consideration greater than $500 million

(2)	Premium to unaffected share price as of February 12, 2010

•	The acquisition by the Icahn Group of a majority or all of the outstanding Shares would constitute an event of default under the Credit Facilities and could trigger financial obligations under the 10.25% Notes and the Notes. As the Icahn Group has repeatedly noted, the Company’s Second Amended and Restated Credit, Security, Guaranty and Pledge Agreement, dated as of July 25, 2008 (the “Senior Revolving Facility”) and Credit, Security, Guaranty and Pledge Agreement, dated as of October 6, 2009 (the “2009 Facility” and, together with the Senior Revolving Facility, the “Credit Facilities”) both define a “change in control” to include, subject to certain limited exceptions, any person or group who acquires ownership or control in excess of 20% of Lionsgate’s equity securities having voting power to vote in the election of the Board. The Credit Facilities provide that a “change in control” would be an event of default that permits the lenders to accelerate the maturity of borrowings thereunder and to enforce security interests in the collateral securing such debt. As of March 19, 2010, Lionsgate had no borrowings outstanding under the Senior Revolving Facility and borrowings of approximately $35.6 million outstanding under the 2009 Facility.

In addition, if the Credit Facilities were accelerated following an event of default that is not waived or cured, holders of the Company’s 2.9375% Convertible Senior Subordinated Notes due 2024 (the “2024 Notes”) issued by Lions Gate Entertainment Inc., a wholly owned subsidiary of Lionsgate (“LGEI”) in October 2004, the 3.625% Convertible Senior Subordinated Notes due 2025 (the “2025 Notes”) issued by LGEI in February 2005, the 3.625% Convertible Senior Subordinated Notes due 2025 issued by LGEI in April 2009 (the “New 2025 Notes” and, together with the 2024 Notes and the 2025 Notes, the “Notes”), and the 10.25% Senior Secured Second-Priority Notes due 2016 (the “10.25% Notes”) would have the right to accelerate the debts thereunder. As of March 19, 2010, $236.0 million principal amount of the 10.25% Notes and $236.1 million aggregate principal amount of the Notes were outstanding.

As of March 19, 2010, Lionsgate’s consolidated total indebtedness was approximately $816.8 million (includes principal values for the 10.25% Notes and the Notes).

If Lionsgate is unable to negotiate an amendment to the Credit Facilities to increase the 20% change in control threshold or obtain a forbearance or waiver for any default resulting from the Offeror’s acquisition of outstanding Shares, Lionsgate would be required to repay all amounts then outstanding and would lose its primary source of liquidity to fund operations.

The 10.25% Notes and the Notes define a “change of control” to include the acquisition of beneficial ownership, directly or indirectly, by any person or group of in excess of 50% of the voting stock of Lionsgate. Upon a “change of control,” the holders of the 10.25% Notes and the Notes would have the right to require LGEI, to repurchase the principal amount of the 10.25% Notes and the Notes, plus accrued and unpaid interest, and in certain circumstances for the Notes, a make-whole premium. A “change of control” of the 10.25% Notes and the Notes would also result in a default under the Credit Facilities.

Lionsgate cannot assure shareholders that it would be able to obtain an amendment, forbearance or waiver of the default provisions of the Credit Facilities on reasonable terms. In addition, although Lionsgate had approximately $128.5 million in cash and cash equivalents available as of March 19, 2010 to fund the repayment and termination of the outstanding borrowings under the Credit Facilities, it would need to immediately seek a replacement source of funding in order to continue to operate its business in the ordinary course. Lionsgate cannot assure shareholders that a replacement credit facility would be available on reasonable terms, if at all. Additionally, certain other Lionsgate indebtedness may be accelerated in the event that there is a “change of control” under the Credit Facilities or as set forth in the applicable documentation.

In short, if the Amended Offer were successfully completed and the Icahn Group acquired outstanding Shares, Lionsgate’s liquidity and ability to operate its business could be materially and adversely impacted.

•	Risks associated with the Icahn Group’s relative lack of industry experience. As noted above, the Icahn Group is seeking control of Lionsgate. To the knowledge of Lionsgate, the Icahn Group is comprised primarily of financial investors and has limited experience in operating a business in Lionsgate’s industry. Notwithstanding this lack of demonstrated experience, the Icahn Group has stated that if its Amended Offer is successful, it would replace the Board and top management of the Company, effectively taking over all of the business decisions of Lionsgate, including developing and green-lighting film and television projects, film and television acquisitions and marketing, including any decisions regarding any of the strategic acquisitions and opportunities that Lionsgate is currently considering. The Icahn Group even warns of a “potentially volatile period of transition” resulting from its actions.

•	The Amended Offer is structurally coercive. While the Amended Offer is no longer a “partial bid” for less than all of the Shares, it is still structured to be coercive in its effect. The Icahn Group has set a single deadline for tenders at April 30, 2010. It has also reserved to itself the right to waive the minimum tender condition that there shall have been properly and validly deposited under the Amended Offer and not withdrawn at least 40,492,682 Shares. It is under no obligation to announce the amount of any tenders prior to that deadline or to provide a subsequent offering period, in which shareholders who did not tender their shares initially could tender after learning the results of the initial offering period or whether the minimum tender condition has been waived, and has stated that it does not currently intend to provide shareholders with such a period. As a result, each shareholder is forced to decide whether to accept the Amended Offer (and in respect of how many Shares), reject such Amended Offer, sell into the market or maintain their position without knowing whether and to what extent other shareholders would accept the Amended Offer and whether Lionsgate will be under the control of the Icahn Group and forced to implement the Icahn Group’s strategy (including fundamentally changing Lionsgate’s business strategy, replacing Lionsgate’s board of directors, potentially replacing top management “with several individuals who more closely share our vision for the future of the company,” and thrusting Lionsgate into a “potentially volatile period of transition”). In addition, the terms of the Amended Offer are different in the U.S. and Canada in important respects, including that while a waiver of the minimum condition would require an extension of the Amended Offer under U.S. law, the Offeror has no such obligation under Canadian law. The Offeror has therefore retained the option to take up Shares in Canada immediately after waiving the minimum condition, which has the effect of achieving the same result as its original partial bid.

A shareholder may, therefore, feel compelled to tender Shares into the Amended Offer, even if the shareholder considers the bid price to be inadequate, out of concern that in failing to do so, if the Icahn

Group acquires Shares under the Amended Offer, the shareholder may suffer adverse consequences including:

•	a reduced price reflective of a minority discount resulting from the extent of the Icahn Group’s ownership, control and ability to frustrate other potential offers to acquire all of the Shares;

•	a potential default by Lionsgate under the Credit Facilities and its other indebtedness, including the 10.25% Notes and the Notes, or the need to secure alternate financing arrangements that may be less advantageous to Lionsgate;

•	a potential default by Lionsgate under certain contracts that may be important to the business and continued growth of Lionsgate;

•	the loss of or limitation on Lionsgate’s ability to use net operating loss carry forwards for U.S. federal income tax purposes;

•	the loss of certain benefits as a result of Lionsgate ceasing to be “Canadian-controlled”; and

•	holding an investment in a company that is under the influence of a shareholder with control that has little related industry experience, has articulated vague plans or direction for Lionsgate, has contemplated the replacement of the Board and top management, and has contemplated a “potentially volatile period of transition.”

•	The Amended Offer is highly conditional. The Amended Offer is highly conditional for the benefit of the Offeror, resulting in substantial uncertainty for shareholders as to whether the Amended Offer would be completed. Each of the numerous conditions to the Amended Offer, including the elimination of the Rights Plan that now provides shareholders with protections against coercive and unfair attempts to take over the Company and the approval of certain government authorities, including under the Investment Canada Act, must be satisfied or waived before the Offeror would be obligated to take up any Shares deposited under the Amended Offer. Several of the conditions provide the Offeror with broad discretion to determine whether the conditions have or have not been satisfied. For example, the Offeror can decide not to proceed with the Amended Offer if there is any change or development that has occurred or been threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations, or the prospects for the business of Lionsgate which is outside the ordinary course of business.

•	All of Lionsgate’s directors and executive officers have informed Lionsgate that they do not currently intend to tender their Shares into the Amended Offer. As of March 26, 2010, Lionsgate’s directors and executive officers beneficially owned an aggregate of 27,962,959 Shares (excluding any Shares issuable to Lionsgate’s directors and executive officers pursuant to the vesting of any Lionsgate restricted stock or performance share awards). 23,165,278 of these Shares were beneficially owned by Mark H. Rachesky, M.D., a Lionsgate director.

Purpose of the Rights Plan

The purpose of the Rights Plan is to ensure, to the extent possible, that all shareholders of the Company are treated equally and fairly in connection with any initiative to acquire effective control of the Company. Control transactions (such as the one launched by the Icahn Group) may be structured by the acquiror to be coercive and to permit effective control to be acquired in circumstances that are not in the best interests of a company, its shareholders or other stakeholders. Those transactions may be structured so as to, among other things, result in shareholders being subject to undue pressure in choosing whether to sell their shares for a price that does not represent the fair value of those shares or to retain their shares with a view to realizing greater value for their investment.

The Rights Plan that has been adopted by the Company does not prevent control transactions but rather encourages potential acquirors of effective control to make take-over bids by means of a Permitted Bid (as defined below) or to approach the Board to negotiate another form of transaction that treats shareholders equally and fairly and is in the best interests of the Company, its shareholders and other stakeholders.

Under current Canadian and U.S. securities legislation, it is possible for effective control of a company to be acquired through a transaction that may be coercive or otherwise unfair to shareholders and not in the best interests of the company, its shareholders and other stakeholders. For example, effective control can be acquired through private agreement purchases from select shareholders that are not available to all shareholders and purchases from time to time on a stock exchange or other market where the shares are traded. Those acquisitions may result in an acquisition of effective control that does not afford all shareholders, and may preclude shareholders from receiving, a “control premium” for their shares. Take-over bids also can be structured so that they are coercive and effectively limit shareholder choice. Partial take-over bids (like the original offer by the Icahn Group), for example, may pressure shareholders to accept a take-over bid even in circumstances where they do not believe that it provides appropriate value because of a concern that, if others do and they do not tender , they will be left holding shares the value of which may be impaired as a result of the change of control. This pressure is exacerbated where, for example, a shareholder has concerns about the effect of the change of control under legislation applicable to the company or contracts to which the company is a party or the way in which the acquiror might exercise control. That coercive effect can similarly be created in take-over bids that are not partial where, for example, a minimum tender condition can be satisfied or waived without there being a subsequent tender period (as is the case with the amended offer by the Icahn Group).

In this context, and in response to the Initial Offer, the Special Committee considered, with the benefit of advice from its legal and financial advisors, whether it was in the best interests of the Company, its shareholders and other stakeholders to adopt a shareholders rights plan. The Special Committee unanimously determined that it was in the best interests of the Company, its shareholders and other stakeholders to do so to limit the potential adverse impact of an accumulation of a significant interest in the Shares that was effected through a creeping bid, a partial bid or other means that resulted in coercive or unfair attempts to take over the Company without affording all shareholders the opportunity to sell all of their Shares for fair value. After careful consideration, including the unanimous recommendation of the Special Committee and consultation with its financial and legal advisors, the Board, by unanimous recommendation of the directors present, made a similar determination and authorized the execution of the Shareholder Rights Plan Agreement and the issuance of the Rights. Those recommendations of the Special Committee and the Board have not changed as a result of the amendment of the offer by the Icahn Group.

The Rights Plan discourages coercive or unfair acquisition of effective control by creating the potential that any Shares that may be acquired or held by an acquiror will be significantly diluted if not acquired in a manner permitted by the Rights Plan. Such potential dilution results because the Rights Plan provides that all holders of Shares who are not related to the acquiror will be entitled to exercise Rights issued to them under the Rights Plan and to acquire additional Shares at a substantial discount to prevailing market prices (with the acquiror and the persons related to the acquiror not entitled to exercise any such Rights). However, the Rights Plan that has been adopted by the Company does not prevent control transactions. The Rights Plan does not apply to bids that are structured as a “Permitted Bid”, which is a take-over bid that is:

•	made by way of a take-over bid circular to all holders of Shares, other than the acquiror, for all outstanding Shares; and

•	subject to irrevocable and unqualified conditions that (A) no Shares shall be taken up or paid for prior to a date which is not less than 60 days after the date of the bid and then only if more than 50% of the outstanding Shares held by Independent Shareholders have been tendered to the bid and not withdrawn, (B) Shares may be deposited pursuant to the bid (unless the bid is withdrawn) at any time prior to the close of business on the date Voting Shares are first taken up and paid for under the bid, (C) any Shares deposited pursuant to the bid may be withdrawn until taken up and paid for, and (D) if the 50% tender condition is satisfied, that fact will be publicly announced and the bid will be extended for at least 10 business days following such announcement.

These criteria are intended to ensure that the Permitted Bid is evenhanded and free of coercive effect. In a Permitted Bid, a shareholder who is not inclined to keep shares in a company controlled by the acquiror may, for example, wait to see if the acquiror achieves the 50% tender level at the time shares are first taken up, and then subsequently tender their shares to exit their investment with assurance that their tender will be accepted and that they will receive the same consideration as other shareholders. Thus, in a Permitted Bid, shareholders are given a free choice to decide whether the consideration offered is adequate and properly reflective of a control premium. The Rights Plan is designed to discourage only those potential acquirors, such as the Icahn Group here, who refuse to eliminate the unfair and coercive elements of their takeover bids that would interfere with this shareholder franchise by potentially causing some shareholders to tender their Shares out of fear of the consequences of not tendering rather than because they believe in the value and adequacy of the offer.

General Description of the Rights Plan

The following is a summary of the principal terms of the Rights Plan, which summary is qualified by and is subject to the full terms and conditions of the Rights Plan, a copy of which is available on the SEC’s website at www.sec.gov and on SEDAR at www.sedar.com. The Rights Plan is also available for inspection by shareholders during business hours on any day prior to May 4, 2010 at the Company’s records office located at Suite 2200, 1055 West Hastings Street, Vancouver, British Columbia. Except as otherwise defined herein, defined terms used below have the meanings ascribed thereto in the Rights Plan.

Issue of Rights.  Under the Rights Plan, which became effective on March 12, 2010, one Right will be issued to shareholders of record on March 22, 2010 and will be attached to each outstanding Share. One Right will also be issued and attach to each Share issued thereafter, subject to the limitations set forth in the Rights Plan.

Acquiring Person.  An “Acquiring Person” is a person that Beneficially Owns 20% or more of the outstanding Voting Shares or, if the Company has completed an offering of its securities after March 12, 2010 and in connection with that offering the Board has so determined, 24.9% of the outstanding Voting Shares. However, an Acquiring Person does not include the Company or any subsidiary of the Company, or any person that would otherwise become an Acquiring Person as a result of certain exempt transactions. These exempt transactions include, among others: (i) specified acquisitions of securities of the Company, (ii) acquisitions pursuant to a Permitted Bid or Competing Permitted Bid (as described below), (iii) specified distributions of securities of the Company, (iv) certain other specified exempt acquisitions, and (v) transactions to which the application of the Rights Plan has been waived by the Board.

Rights Exercise Privilege.  The Rights will separate from the Shares to which they are attached and will become exercisable at the later of (a) the close of business on the tenth Business Day after the earliest of: (i) the first date of public announcement that an Acquiring Person has become an Acquiring Person; (ii) the date of commencement of, or first public announcement of the intent of any person to commence, a take-over bid, other than a Permitted Bid or a Competing Permitted Bid, (iii) the date upon which a Permitted Bid or a Competing Permitted Bid ceases to be such, or (b) in the event that any of the circumstances in (a) occurred more than ten Business Days prior to the issuance of the Rights, the close of business on March 22, 2010, or in each case such later date as the Board may determine (the “Separation Time”). As a result of the public announcement by the Offeror on February 16, 2010 of its intention to make the Initial Offer, the Separation Time would have occurred at the close of business on March 22, 2010. However, the Board has determined that it is in the best interests of the Company, its shareholders and other stakeholders to defer the Separation Time. Subject to adjustment as provided in the Rights Plan, following the Separation Time, each Right will entitle the holder to purchase one Share for an exercise price (the “Exercise Price”) equal to four times the prevailing market price of a Share as at the Separation Time.

A transaction in which a person becomes an Acquiring Person is referred to as a “Flip-in Event”. Any Rights Beneficially Owned by an Acquiring Person (or any transferee of such Rights) on or after the earlier of the Separation Time or the first date of public announcement by the Company or an Acquiring Person that an Acquiring Person has become such, will become void upon the occurrence of a Flip-in Event. After the close of business on the tenth business day after the first date of public announcement by the Company or an Acquiring Person that an Acquiring Person has become such, the Rights (other than those Beneficially Owned by the Acquiring Person or any transferee of such Rights) will entitle the holder to purchase, for the Exercise Price, that number of Shares having an aggregate market price (based on the prevailing market price at the time of the consummation or occurrence of the Flip-in Event) equal to twice the Exercise Price, subject to adjustment in certain circumstances.

Impact Once Rights Plan is Triggered.  Upon the occurrence of a Flip-in Event and the Rights separating from the attached Shares, reported earnings per Share on a fully diluted or non-diluted basis may be affected. Holders of Rights who do not exercise their Rights upon the occurrence of a Flip-in Event may suffer substantial dilution.

By permitting holders of Rights other than Rights Beneficially Owned by an Acquiring Person (or any transferee of such Rights) to acquire Shares of the Company at a discount to market value, the Rights may cause substantial dilution to a person or group that becomes an Acquiring Person other than by way of a Permitted Bid or a Competing Permitted Bid or other than in circumstances where the Rights are redeemed or the Board waives the application of the Rights Plan.

Certificates and Transferability.  Prior to the Separation Time, certificates for Shares will also evidence one Right for each Share represented by the certificate. Certificates evidencing Shares issued after March 22, 2010 will bear a legend to this effect. Rights are also attached to Shares outstanding on March 22, 2010, although share certificates already outstanding on that date will not bear such a legend. Prior to the Separation Time, Rights will not be transferable separately from the attached Shares. From and after the Separation Time, the Rights will be evidenced by Rights certificates which will be transferable and traded separately from the Shares.

Permitted Bids and Competing Permitted Bids.  The Rights Plan is not triggered if an offer would, among other things, allow sufficient time for the shareholders to consider and react to the offer and would allow shareholders to decide to tender or not tender without the concern that they will be left with illiquid Voting Shares should they not tender.

A “Permitted Bid” is a take-over bid where the bid is made by way of a take-over bid circular to all holders of Voting Shares, other than the offeror, for all outstanding Voting Shares and the bid is subject to irrevocable and unqualified conditions that (A) no Voting Shares shall be taken up or paid for prior to a date which is not less than 60 days after the date of the bid and then only if more than 50% of the outstanding Voting Shares held by Independent Shareholders have been tendered to the bid and not withdrawn, (B) Voting Shares may be deposited pursuant to the bid (unless the bid is withdrawn) at any time prior to the close of business on the date Voting Shares are first taken up and paid for under the bid, (C) any Voting Shares deposited pursuant to the bid may be withdrawn until taken up and paid for, and (D) if the 50% condition set forth in (A) above is satisfied, that fact will be publicly announced and the bid will be extended for at least 10 Business Days following such announcement.

A “Competing Permitted Bid” is a take-over bid made after a Permitted Bid or another Competing Bid has been made and prior to the expiry of that Permitted Bid or Competing Permitted Bid and that satisfies all the criteria of a Permitted Bid except that since it is made after a Permitted Bid has been made, the minimum deposit period and the time period for the take-up of and payment for shares tendered under a Competing Permitted Bid is not 60 days, but is instead the later of (i) the last day on which a take-over bid must be open for acceptance after the date of such bid under applicable securities legislation, and (ii) the earliest date for take-up and payment of shares under any other Permitted Bid or Competing Permitted Bid then in existence. Neither a Permitted Bid nor a Competing Permitted Bid is required to be approved by the Board and such bids may be made directly to shareholders. Acquisitions of Voting Shares made pursuant to a Permitted Bid or a Competing Permitted Bid do not give rise to a Flip-in Event.

Waiver, Redemption and Amendment.  With the prior consent of the holders of Voting Shares, the Board may, at any time prior to the occurrence of a Flip-in Event that would occur by reason of an acquisition of Voting Shares otherwise than pursuant to a take-over bid made by means of a take-over bid circular to all holders of record of Voting Shares (or otherwise as outlined in the paragraph below), waive the application of the Rights Plan to such Flip-in Event. In such event, the Board shall extend the Separation Time to a date at least 10 Business Days subsequent to the meeting of shareholders called to approve such waiver.

The Board may waive the application of the Rights Plan to a Flip-in Event provided that the Board has determined that the Acquiring Person became an Acquiring Person by inadvertence without any intention to become or knowledge that it would become, an Acquiring Person and such Acquiring Person has reduced its beneficial ownership of Voting Shares such that at the time of the waiver it is no longer an Acquiring Person. Similarly, the Board may waive the application of the Rights Plan to a Flip-in Event provided that the Acquiring

Person has reduced or has contractually agreed to reduce its beneficial ownership of Shares such that it would no longer be an Acquiring Person. The Board may also, prior to the occurrence of a Flip-In Event, waive the application of the Rights Plan to a particular Flip-In Event which would occur as a result of a take-over bid made under a circular prepared in accordance with applicable securities laws to all holders of Voting Shares. In such event, the Board shall be deemed also to have waived the application of the Rights Plan to any other Flip-In Event occurring as a result of any other takeover bid made under a circular prepared in accordance with applicable securities laws to all holders of Voting Shares prior to the expiry of any take-over bid for which the Rights Plan has been waived or deemed to have been waived.

Until the occurrence of a Flip-in Event, the Board may, at any time prior to the Separation Time, with the approval of holders of the Voting Shares (or with the approval of holders of Rights if the Separation Time has occurred), elect to redeem all but not less than all of the then outstanding Rights at $0.001 per Right. In the event that, prior to the occurrence of a Flip-In Event, a person acquires Voting Shares pursuant to a Permitted Bid, a Competing Permitted Bid or pursuant to a transaction for which the Board has waived the application of the Rights Plan, then the Board of Directors shall, immediately upon the consummation of such acquisition, without further formality, be deemed to have elected to redeem the Rights at the redemption price.

Effective Time.  The Rights Plan is effective and in full force and effect from the date of adoption (March 12, 2010). If the Rights Plan is not confirmed by a majority of the votes cast by “Independent Shareholders” who vote in respect of confirmation of the Rights Plan at the Special Meeting, then the Rights Plan and all outstanding Rights will terminate and be void and of no further force and effect on and from the close of business on the date of termination of the Special Meeting. “Independent Shareholders” is defined in the Rights Plan to mean holders of Shares other than Shares beneficially owned by (i) an Acquiring Person, (ii) any Offeror that has announced an intention to make a takeover bid, (iii) any affiliate or associate of an Acquiring Person or and Offeror, (iv) any person acting jointly or in concert with any Acquiring Person or Offeror or any of their respective affiliates or associates, and (v) any employee benefit plan, deferred profit sharing plan, stock participation plan and any similar plan or trust for the benefit of employees of the Company or a wholly-owned subsidiary of the Company, unless the beneficiaries of such plan or trust direct the manner in which such Shares are to be voted or withheld from voting or direct whether the Shares are to be tendered to a take-over bid.

To the Company’s knowledge, as of the date of this proxy statement all shareholders of the Company are considered Independent Shareholders except those affiliated, associated, or acting jointly or in concert with Carl Icahn.

Term.  If approved at the Special Meeting, the Rights Plan shall expire at the close of the third annual meeting of shareholders following the Special Meeting, unless the term is otherwise extended in accordance with the terms of the Rights Plan.

Approval of the Rights Plan Resolution

The Rights Plan Resolution must be approved by a majority of the votes cast by Independent Shareholders (as defined in the Rights Plan) present or represented by proxy at the Special Meeting. Abstentions and broker non-votes will not be counted in determining the number of Shares necessary for approval of any item. The Board believes that the Rights Plan is in the best interests of the Company, its shareholders and other stakeholders and recommends that our shareholders vote FOR the Rights Plan Resolution.

The Rights Plan Resolution must be approved by a majority of the votes cast by Independent Shareholders (as defined in the Rights Plan) present or represented by proxy at the Special Meeting. To the Company’s knowledge, as of the date of this proxy statement all shareholders of the Company are considered Independent Shareholders except those affiliated, associated, or acting jointly or in concert with Carl Icahn.

In the absence of instructions to the contrary, the Shares represented by a properly executed form of proxy in favour of the persons designated by management of the Company will be voted FOR the Rights Plan Resolution approving, ratifying and confirming the adoption of the Rights Plan.

Text of the Rights Plan Resolution

BE IT RESOLVED THAT:

(a) The Shareholder Rights Plan Agreement dated March 12, 2010 between Lions Gate Entertainment Corp. and CIBC Mellon Trust Company as submitted to this Special Meeting is hereby approved, ratified and confirmed.

(b) Any director or officer of Lions Gate Entertainment Corp. is authorized to do all such acts and things and to execute and deliver all such instruments, agreements and other documents as in such person’s opinion may be necessary or desirable in connection with the foregoing.

OTHER INFORMATION

Information regarding the Company is contained in its Annual Report on Form 10-K and other periodic reports required by Section 13(a) or 15(d) of the Exchange Act. The Company makes available, free of charge through its website (www.lionsgate.com), its Annual reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such documents are electronically filed with or furnished to the SEC. This proxy statement incorporates by reference the Company’s Annual Report on Form 10-K for the year ended March 31, 2009. These reports can be found under “SEC Filings” through the “Investors” section of the Company’s website. The exhibits to our Annual Report on Form 10-K are available to any shareholder who (a) submits a written request to us at 2700 Colorado Ave., Suite 200, Santa Monica, California 90404, Attn: Investor Relations and (b) provides payment of charges that approximate our cost of reproduction. The exhibits to our Annual Report on Form 10-K are also available at no charge on the SEC’s website at www.sec.gov and on SEDAR at www.sedar.com.

OTHER BUSINESS

The Board knows of no other business to be brought before the Special Meeting. If, however, any other business should properly come before the Special Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

AUDITORS

Ernst & Young LLP are the auditors of the Company.

DIRECTORS’ APPROVAL

The contents of this proxy statement and the sending of it to shareholders of the Company has been approved by the Board.

By Order of Our Board of Directors,

Jon Feltheimer
Chief Executive Officer and Co-Chairman of the Board

Vancouver, British Columbia
March 26, 2010

PROXY

LIONS GATE ENTERTAINMENT CORP.
1055 West Hastings Street, Suite 2200 Vancouver, British Columbia V6E 2E9

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS COMMON SHARES
     The undersigned holder of Common Shares of Lions Gate Entertainment Corp., a corporation existing under the laws of British Columbia (the “Company”), hereby appoints Michael Burns, Jon Feltheimer, James Keegan and Wayne Levin, and each of them, or in the place of the foregoing,                      (print name), as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated on the reverse, all of the Common Shares of the Company that the undersigned is entitled to vote at the Special Meeting of Shareholders of the Company, to be held at the Four Seasons Hotel, Tudor Stuart Orange Room, 21 Avenue Road, Toronto, Ontario, Canada M5R 2G1, on Tuesday, May 4, 2010, beginning at 10:00 a.m. (Toronto time), or at any continuations, adjournments or postponements thereof.

     The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of the shareholder rights plan resolution, this proxy will be voted FOR the shareholder rights plan resolution. The securities represented by this proxy will be voted in favour of or voted against the matter described herein in accordance with the instructions of the holder on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.

     If the shareholder does not want to appoint the persons named in the instrument of proxy, he/she should strike out his/her name and insert in the blank space provided the name of the person he/she wishes to act as his/her proxy. Such other person need not be a shareholder of the Company.

     This form of proxy must be completed, dated and signed and returned by mail in the envelope provided for that purpose, by fax to (302) 369-8486 or by Internet to: http://www.ivselection.com/lionsgate prior to 10:00 a.m. (Eastern Standard Time) on Friday, April 30, 2010. If completing by fax, please ensure you fax both sides of this form of proxy.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 4, 2010

     The notice of the Special Meeting, the proxy statement and this proxy card first will be mailed to shareholders on or about March 26, 2010. The Company’s proxy statement is also available in the Investors/Governance Documents section on our website at www.lionsgate.com.

(Continued and to be marked, dated and signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲   FOLD AND DETACH HERE   ▲

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

		FOR	AGAINST	ABSTAIN
1.	Resolution approving, ratifying and confirming the shareholder rights plan adopted by the board of directors of the Company pursuant to the Shareholder Rights Plan Agreement dated as of March 12, 2010 between the Company and CIBC Mellon Trust Company, as rights agent, pursuant to the resolution included in the proxy statement.	☐	☐	☐

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

The undersigned hereby acknowledges receipt of (i) the Notice of Special Meeting of Shareholders, and (ii) the Proxy Statement.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL OF THE PROPOSALS.

Signature(s) x	Dated:	, 2010

IMPORTANT: Please sign exactly as your name appears hereon and mail it promptly even though you may plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

▲   FOLD AND DETACH HERE   ▲
LIONS GATE ENTERTAINMENT CORP. OFFERS SHAREHOLDERS OF RECORD
THREE WAYS TO VOTE YOUR PROXY
YOUR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES
IN THE SAME MANNER AS IF YOU HAD RETURNED YOUR PROXY CARD. WE ENCOURAGE YOU
TO USE THIS COST EFFECTIVE AND CONVENIENT WAY OF VOTING, 24 HOURS A DAY,
7 DAYS A WEEK.

INTERNET VOTING

Visit the Internet voting website at http://www.ivselection.com/lionsgate. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 10:00 a.m. (Eastern Standard Time) on April 30, 2010. If you are voting by Internet, please do not mail your proxy card.

VOTING BY MAIL

Simply sign and date your proxy card and return it in the postage-paid envelope to IVS Associates Inc., Attn: Lionsgate Proxy Tabulation, 1925 Lovering Ave, Wilmington, Delaware 19806 prior to 10:00 a.m. (Eastern Standard Time) on April 30, 2010.

VOTING BY FAX

Simply sign and date your proxy card and Fax it to IVS Associates Inc., Attn: Lionsgate Proxy Tabulation at Fax Number 302-369-8486 prior to 10:00 a.m. (Eastern Standard Time) on April 30, 2010. If completing by fax, please ensure you fax both sides of this form of proxy.